Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333 - ) pertaining to the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan of our reports dated February 22, 2019, with respect to the consolidated financial statements and schedules of Voya Financial, Inc. and the effectiveness of internal control over financial reporting of Voya Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 13, 2019